Company Contact: Kelly J. Gill Chief Executive Officer 615-771-7575	Investor Relations: James R. McKnight, Jr. Chief Financial Officer 615-771-7575
Diversicare Announces 2014 Fourth Quarter Results
Reports Revenue Growth of 23.9% and EBITDA of $3.8 million

BRENTWOOD, TN, (March 5, 2015) – Diversicare Healthcare Services, Inc. (NASDAQ: DVCR), a premier provider of long-term care services, today announced its results for the fourth quarter ended December 31, 2014. The Company's revenue grew to $93.7 million, an increase of 23.9% year-over-year.
On February 27, 2015, the Board of Directors declared a quarterly dividend of $0.055 per share per common share payable to shareholders of record as of March 31, 2015, to be paid on April 14, 2015.
Fourth Quarter 2014 Highlights

•
Net Revenue increased 23.9% to $93.7 million in the fourth quarter of 2014 from $75.7 million in the fourth quarter of 2013, primarily due to the eight buildings acquired during 2014, as well as the incremental increase in the ten buildings acquired during 2013. Same-store centers experienced an increase of $4.2 million on favorable census and rate results.

•	General and administrative costs continued to decline as a percentage of net revenue at 6.5% of revenue as compared to 6.8% the same period a year ago.

•	Operating income increased to $1.9 million in the fourth quarter of 2014 compared to a loss of $0.3 million in the fourth quarter of 2013.

•	EPS from continuing operations improved to income of $0.11 in the fourth quarter of 2014 as compared to a loss of $0.18 in the fourth quarter of 2013.

•	EBITDA was $3.8 million in the fourth quarter of 2014 compared to $1.5 million in the fourth quarter of 2013. On an annual basis, EBITDA was $13.1 million in 2014 compared to $(1.5) million in 2013.

•
As previously announced, the Company purchased a 94-bed skilled nursing facility in Glasgow, Kentucky, and assumed operations of an 85-bed skilled nursing facility in Hutchinson, Kansas, effective February 1, 2015. These facilities are expected to contribute in excess of $9 million in annual revenues.

CEO Remarks

Commenting on the results, Kelly Gill, Diversicare’s CEO, stated, “The results of the fourth quarter, and 2014 as a whole, reflect the transformation and development we have worked diligently to accomplish over the past several years. We have successfully developed a scalable operating platform to support our growth and quality of care initiatives, which has been the foundation for the improvements in our financial results.

“During the year, we completed several portfolio transactions, including eight facility acquisitions and the disposition of our West Virginia portfolio. Our improved financial results for the year include the contribution of all of these transactions. We have now added twenty-three facilities through our acquisition activities since we began our efforts to grow and scale the Company.” Mr. Gill continued. “The experience of our management team and the demonstrated capabilities of our operating platform have allowed us to accomplish several important goals. These overarching goals include growth in our portfolio, improved financial performance of both new acquisitions and same store operations, reduced G&A as a percent of revenue, and most importantly, improved clinical outcomes. Accordingly, we believe we have demonstrated our ability to perform on multiple dimensions which are the key drivers of our business.

“Our year-over-year revenue growth of 24% is reflective not only of our acquisition activities, but also includes a revenue increase of more than 7% in our same-store nursing centers. Additionally, we have leveraged our G&A expenses as this number has declined as a percent of revenue. This is notable given the extensive amount of activities undertaken for new facility integration."

Mr. Gill concluded, “We look forward to sustaining the momentum we have built over the last couple of years. We are pleased to have recently closed two new acquisitions already for the year and we believe we are positioned to continue the growth and evolution of the business.”
Other Highlights for the Fourth Quarter 2014
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended December 31,
	2014	2013
Skilled nursing occupancy	76.8%	76.4%
As a percent of total census:
Medicare census	12.3%	11.4%
Managed Care census	3.7%	2.9%
As a percent of total revenues:
Medicare revenues	29.2%	27.0%
Medicaid revenues	48.1%	51.2%
Managed Care revenues	7.0%	5.9%
Average rate per day:
Medicare	$454.94	$435.63
Medicaid	$163.49	$158.51
Managed Care	$391.77	$375.18

Patient Revenues
Patient revenues were $93.7 million in the fourth quarter of 2014 and $75.7 million in the fourth quarter of 2013. The increase is primarily attributable to the contribution of newly leased and newly acquired centers. The following table summarizes the revenue increases attributable to our portfolio growth (in thousands):

	Three Months Ended December 31,
	2014	2013	Change
Same-store revenue	$62,765	$58,522	$4,243
2013 acquisition revenue	19,141	17,141	2,000
2014 acquisition revenue	11,843	—	11,843
Total revenue	$93,749	$75,663	$18,086

The overall increase in revenue of $18.1 million is primarily attributable to revenue contributions from acquisition activity in 2014 of $11.8 million, as well as an incremental increase in revenues from 2013 acquisitions of $2.0 million, as a result of having a full year of maturation under the Company's operating platform during 2014. The balance of the increase in revenues year-over-year is attributable to increases in same-store revenue of $4.2 million which is explained in more detail below.
The average Medicaid rate per patient day for same-store nursing centers in 2014 increased 2.6% compared to 2013, resulting in an increase in revenue of $0.8 million. This average rate per day for Medicaid patients is the result of rate increases in certain states and increasing patient acuity levels. The average Medicare rate per patient day for same-store nursing centers in 2014 increased 3.2% compared to 2013, resulting in an increase in revenue of $0.5 million also related to our ability to attract and provide care for patients with increased acuity levels.
Our total average daily census increased by approximately 15.3% compared to 2013 on a consolidated basis, but was primarily attributable to the aforementioned acquisition activity. On a same-store basis, our Medicare and Managed Care average daily census for 2014 increased compared to 2013, resulting in an increase in revenue of $1.5 million and $0.9 million, respectively. The Medicaid average daily census decreased in the fourth quarter of 2014 compared to the fourth quarter of 2013 offsetting the increases above by $0.9 million.

Expenses
Operating expense increased in the fourth quarter of 2014 to $75.1 million compared to $61.0 million in the fourth quarter of 2013, driven primarily by the $9.9 million increase in operating costs attributable to the nursing centers acquired in 2014. Operating expense remained relatively flat as a percentage of revenue at 80.1% for the fourth quarter of 2014 as compared to 80.7% in the fourth quarter of 2013, demonstrating our ability to control costs at newly added nursing centers.

	Three Months Ended December 31,
	2014	2013	Change
Same-store operating expenses	$49,528	$46,727	$2,801
2013 acquisition operating expenses	15,673	14,322	1,351
2014 acquisition operating expenses	9,887	—	9,887
Total revenue	$75,088	$61,049	$14,039
The largest component of operating expenses is wages. Considering the aforementioned addition of the new centers, we experienced an increase to $43.5 million in the fourth quarter of 2014 as compared to $35.6 million in the fourth quarter of 2013, an increase of $7.9 million, or 22.2%. While wages increased overall, wages as a percentage of revenue decreased in the fourth quarter of 2014 to 46.6% as compared to 47.1% in the fourth quarter of 2013, while continuing to improve upon our high standards of quality care.
Professional liability expense was $1.9 million in the fourth quarter of 2014 compared to $1.5 million in the fourth quarter of 2013, an increase of $0.4 million. The increase is primarily attributable to insurance premiums paid for commercial insurance policies utilized for new acquisitions. We were engaged in 51 professional liability lawsuits as of December 31, 2014, compared to 54 as of December 31, 2013. Our quarterly cash expenditures for professional liability costs of continuing operations were $1.1 million and $1.5 million for 2014 and 2013, respectively. Professional liability expense and cash expenditures fluctuate from year to year based respectively on the results of our third-party professional liability actuarial studies, insurance premiums for commercial policies, and on the costs incurred in defending and settling existing claims.
General and administrative expense was $6.1 million in the fourth quarter of 2014 as compared to $5.2 million in the fourth quarter of 2013, an increase of $0.9 million. As a percent of revenues, general and administrative expenses declined to 6.5% in 2014 as compared to 6.8% in 2013.

We incurred certain restructuring charges in connection with the termination of our existing lease for 11 Arkansas nursing centers totaling $0.5 million in 2013. These costs included items such as records management, severance, and legal expenses associated with the Arkansas disposition, but not related to the operations of the facilities. As these expenses were incurred in 2013, the $0.5 million in restructuring expense represents an decrease as compared to the same period in 2014.
Receivables
Our net receivables balance increased $8.6 million to $41.3 million as of December 31, 2014 from $32.7 million as of December 31, 2013. The increase is primarily attributable to $5.5 million in receivables associated with our newly acquired facilities that are currently undergoing the Medicare and Medicaid change in ownership certification process.

Conference Call Information
A conference call has been scheduled for Friday, March 6, 2015 at 7:30 A.M. Central time (8:30 A.M. Eastern time) to discuss fourth quarter 2014 results.
The conference call information is as follows:

Date:	Friday, March 6, 2015
Time:	7:30 A.M. Central, 8:30 A.M. Eastern
Webcast Links:	www.DVCR.com
Dial in numbers:	877.340.2552 (domestic) or 253.237.1159 (International) - Conference ID: 92518150 The Operator will connect you to Diversicare’s Conference Call

A replay of the conference call will be accessible two hours after its completion through March 12, 2015, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering Conference ID 92518150.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully operate the new nursing centers in Alabama, Kansas, Kentucky, Missouri, Ohio, and Indiana, our ability to increase census at our renovated centers, changes in governmental reimbursement, including the impact of the CMS final rule that has resulted in a reduction in Medicare reimbursement as of October 2012 and our ability to mitigate the impact of the revenue reduction, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of state or Federal False Claims Acts, laws and regulations governing quality of care or other laws and regulations applicable to our business including laws governing reimbursement from government payors, impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our centers, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as others. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Diversicare Heathcare Services, Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Diversicare provides long-term care services to patients in 54 skilled nursing and centers containing 6,500 licensed nursing beds. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.
-Financial Tables to Follow-

DIVERSICARE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2014	December 31, 2013
ASSETS:
Current Assets
Cash and cash equivalents	$3,818	$3,781
Receivables, net	41,272	32,658
Deferred income taxes	7,016	6,579
Current assets of discontinued operations	73	2,870
Other current assets	3,760	4,323
Total current assets	55,939	50,211

Property and equipment, net	43,855	54,043
Deferred income taxes	12,885	15,912
Acquired leasehold interest, net	7,844	8,228
Other assets, net	8,566	9,350
TOTAL ASSETS	$129,089	$137,744

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt and capitalized lease obligations	$5,705	$4,549
Trade accounts payable	8,121	7,177
Current liabilities of discontinued operations	482	1,359
Accrued expenses:
Payroll and employee benefits	14,642	12,255
Current portion of self-insurance reserves	11,833	11,711
Other current liabilities	6,359	5,116
Total current liabilities	47,142	42,167
Noncurrent Liabilities
Long-term debt and capitalized lease obligations, less current portion	42,559	43,552
Self-insurance reserves, less current portion	14,268	16,375
Other noncurrent liabilities	13,366	15,214
Noncurrent liabilities of discontinued operations	—	5,952
Total noncurrent liabilities	70,193	81,093

PREFERRED STOCK	—	4,918

SHAREHOLDERS’ EQUITY	11,754	9,566

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$129,089	$137,744

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,
	2014	2013
PATIENT REVENUES, net	$93,749	$75,663
Operating expense	75,088	61,049
Facility-level operating income	18,661	14,614

EXPENSES:
Lease and rent expense	7,057	5,998
Professional liability	1,856	1,454
General and administrative	6,056	5,171
Depreciation and amortization	1,826	1,791
Restructuring	—	502
Total expenses less operating	16,795	14,916
OPERATING INCOME (LOSS)	1,866	(302)
OTHER INCOME (EXPENSE):
Equity in net loss of unconsolidated affiliate	84	(31)
Interest expense, net	(940)	(893)
	(856)	(924)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,010	(1,226)
BENEFIT (PROVISION) FOR INCOME TAXES	(319)	249
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	691	(977)
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
Operating loss, net of taxes	(417)	406
Gain on disposal, net of taxes	231	—
DISCONTINUED OPERATIONS	(186)	406
NET INCOME (LOSS)	505	(571)
Less: income attributable to noncontrolling interest	—	(21)
NET INCOME (LOSS) ATTRIBUTABLE TO DIVERSICARE HEALTHCARE SERVICES, INC.	505	(592)
PREFERRED STOCK DIVIDENDS	—	(86)
NET INCOME (LOSS) FOR DIVERSICARE HEALTHCARE SERVICES, INC. COMMON SHAREHOLDERS	$505	$(678)

NET INCOME (LOSS) PER COMMON SHARE FOR DIVERSICARE HEALTHCARE SERVICES, INC. SHAREHOLDERS:
Per common share – basic and diluted
Continuing operations	$0.11	$(0.18)
Discontinued operations	(0.03)	0.07
	$0.08	$(0.11)

DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.055	$0.055
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,032	5,892
Diluted	6,270	5,892

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Twelve Months Ended December 31,
	2014	2013
PATIENT REVENUES, net	$344,192	$260,221
Operating expense	275,605	213,064
Facility-level operating income	68,587	47,157

EXPENSES:
Lease and rent expense	26,151	20,396
Professional liability	7,216	5,666
General and administrative	22,133	20,940
Depreciation and amortization	7,078	6,363
Restructuring	—	1,446
Total expenses less operating	62,578	54,811
OPERATING INCOME (LOSS)	6,009	(7,654)
OTHER INCOME (EXPENSE):
Equity in net losses of unconsolidated affiliate	(5)	(183)
Interest expense, net	(3,697)	(3,032)
Debt retirement costs	—	(320)
	(3,702)	(3,535)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,307	(11,189)
BENEFIT (PROVISION) FOR INCOME TAXES	(857)	4,196
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	1,450	(6,993)
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
Operating income (loss), net of taxes	(1,486)	(1,469)
Gain on disposal, net of taxes	4,744	—
DISCONTINUED OPERATIONS	3,258	(1,469)
NET INCOME (LOSS)	4,708	(8,462)
Less: loss (income) attributable to noncontrolling interest	25	(72)
NET INCOME (LOSS) ATTRIBUTABLE TO DIVERSICARE HEALTHCARE SERVICES, INC.	4,733	(8,534)
PREFERRED STOCK DIVIDENDS	(220)	(344)
NET INCOME (LOSS) FOR DIVERSICARE HEALTHCARE SERVICES, INC. COMMON SHAREHOLDERS	$4,513	$(8,878)

NET INCOME (LOSS) PER COMMON SHARE FOR DIVERSICARE HEALTHCARE SERVICES, INC. SHAREHOLDERS:
Per common share – basic
Continuing operations	$0.21	$(1.26)
Discontinued operations	0.54	(0.25)
	$0.75	$(1.51)
Per common share – diluted
Continuing operations	$0.20	$(1.26)
Discontinued operations	0.52	(0.25)
	$0.72	$(1.51)
DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.22	$0.22
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,011	5,899
Diluted	6,197	5,899

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)

	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$505	$4,147	$1,101	$(1,045)	$(571)
Loss (income) from discontinued operations, net of tax	186	(3,928)	(128)	612	(406)
Income tax provision (benefit)	319	147	754	(365)	(249)
Interest expense	940	916	949	892	893
Depreciation and amortization	1,826	1,812	1,705	1,735	1,791
EBITDA	3,776	3,094	4,381	1,829	1,458

EBITDA adjustments:
Acquisition related costs (a)	117	124	207	110	104
Restructuring costs (b)	—	—	—	—	502
Adjusted EBITDA	$3,893	$3,218	$4,588	$1,939	$2,064

(a)	Represents non-recurring costs associated with acquisition-related transactions.
(b)	Represents non-recurring restructuring costs associated with the disposition of Arkansas.

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) FOR DIVERSICARE HEALTHCARE
SERVICES, INC. COMMON SHAREHOLDERS TO ADJUSTED NET INCOME (LOSS)
FOR DIVERSICARE HEALTHCARE SERVICES, INC. COMMON SHAREHOLDERS
(In thousands, except per share data)

	For Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013

Net income (loss) for Diversicare Healthcare Services, Inc. Common shareholders	$505	$4,099	$1,015	$(1,106)	$(678)
Adjustments:
Acquisition related costs (a)	117	124	207	110	104
Restructuring costs (b)	—	—	—	—	502
Tax impact of above adjustments (c)	(41)	(43)	(73)	(38)	(212)
Discontinued operations, net of tax	186	(3,928)	(128)	612	406
Adjusted net income (loss) for Diversicare Healthcare Services, Inc. common shareholders	$767	$252	$1,021	$(422)	$122

Adjusted net income (loss) for Diversicare Healthcare Services, Inc. common shareholders
Basic	$0.13	$0.04	$0.17	$(0.07)	$0.02
Diluted	$0.12	$0.04	$0.17	$(0.07)	$0.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	6,032	6,020	6,015	5,975	5,892
Diluted	6,270	6,248	6,181	5,975	5,892

(a)	Represents non-recurring costs associated with acquisition-related transactions.
(b)	Represents non-recurring restructuring costs associated with the disposition of Arkansas.
(c)	Represents tax provision for the cumulative adjustments for each period.

DIVERSICARE HEALTHCARE SERVICES, INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands, except per share data)

	Twelve Months Ended December 31,
	2014	2013
NET INCOME (LOSS)	$4,708	$(8,462)
Discontinued operations	3,258	(1,469)
Net income (loss) from continuing operations	1,450	(6,993)
Adjustments to reconcile net income (loss) from continuing operations to funds provided by operations:
Depreciation and amortization	7,078	6,363
Provision for doubtful accounts	5,710	4,068
Deferred income tax provision (benefit)	837	(4,148)
Provision for self-insured professional liability, net of cash payments	1,173	384
Stock based compensation	580	950
Debt retirement costs	—	320
Provision for leases, net of cash payments	(1,180)	(631)
Other	316	157
FUNDS PROVIDED BY OPERATIONS	$15,964	$470

FUNDS PROVIDED BY OPERATIONS PER COMMON SHARE:
Basic	$2.66	$0.08
Diluted	$2.58	$0.08
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	6,011	5,899
Diluted	6,197	5,899
We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders and Funds Provided by Operations which are “non-GAAP financial measures” using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We define EBITDA as net income (loss) adjusted for loss (income) from discontinued operations, net interest expense, income tax and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for non-recurring restructuring costs and acquisition costs associated with our new facilities and business ventures. We define Adjusted Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders as Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders adjusted for non-recurring restructuring costs and acquisition costs associated with our new facilities and business ventures. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges.
Our measurements of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders and Funds Provided by Operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders and Funds Provided by Operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. Management believes that Adjusted EBITDA and Adjusted Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders are important performance measurements because they eliminate certain nonrecurring costs. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred taxes and other non-cash items. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders and Funds Provided by Operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

DIVERSICARE HEALTHCARE SERVICES, INC. SELECTED OPERATING STATISTICS (Unaudited)
Three Months Ended December 31, 2014
	As of December 31, 2014			Occupancy (Note 2)
Region (Note 1)	Licensed Nursing Beds (4)	Available Nursing Beds (4)	Skilled Nursing Weighted Average Daily Census	Licensed Nursing Beds	Available Nursing Beds	Medicare Utilization	2014 Q4 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 3)	Medicaid Room and Board Revenue PPD (Note 3)
Alabama	925	917	816	88.2%	89.0%	16.0%	$18.1	$452.33	$175.12
Kansas	757	752	592	78.2%	78.7%	9.5%	10.8	440.84	147.26
Kentucky	1,163	1,149	1,014	87.2%	88.3%	13.9%	23.4	456.91	185.41
Ohio	426	426	326	76.5%	76.5%	9.4%	9.0	492.61	176.32
Tennessee	705	651	489	69.4%	75.1%	16.5%	10.1	419.67	162.32
Texas	1,849	1,726	1,236	66.8%	71.6%	9.2%	22.3	477.32	142.49
Total	5,825	5,621	4,473	76.8%	79.6%	12.3%	$93.7	$454.94	$163.49

Note 1:
The Alabama region includes nursing centers in Alabama and Florida. The Kentucky region includes one nursing center in Ohio and one in Indiana. The Tennessee region includes one nursing center in Kentucky. The Kansas Region includes three nursing centers in Missouri.

Note 2:
The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds, and excludes a limited number of assisted living, independent living, and personal care beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues, but do not include any ancillary revenues related to these patients.
Note 4:	The Licensed and Available Nursing Bed counts above include only licensed and available SNF beds.

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